Exhibit 99.1

Lithium Battery Innovator Flux Power Reports Business Development and Technical Milestones, Reports Q4 Results and Holds Investor Call Today at 4:30 pm ET

VISTA, CA--(Marketwired - Sep 29, 2014) - Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium battery technologies for industrial applications including lift trucks (forklifts), today reviewed recent milestones and its results of operations for the fourth quarter (Q4'14) and year ended June 30, 2014 (FY'14). Flux will host an investor call and webcast today at 4:30 p.m. ET to review recent developments and to answer questions.

Conference Call: 855-368-3296 - Conf. ID # 10567778

Webcast / Replay:
https://engage.vevent.com/rt/catalystgloballlc_ao~092914
fluxpwr.investorroom.com/events

Highlights:

•
Flux's Q4'14 revenue rose 179% over Q3'14 to $201,000, reflecting initial sales to a fast expanding Distributor Network and growing interest by National Accounts now showing firm intent to expand purchases.

•	Q1'15 - Initializing national account activity with over $400,000 in formal bids and purchase orders.

o	Leading global beverage company made an initial purchase order for 17 LiFT Packs for delivery in early December 2014. Total order exceeds $45,000, with revenue recognition anticipated in Q2 '15.

o	Currently working with a national retail automotive chain on a bid for up to 50 LiFT Packs for delivery over the next 12 months in conjunction with the purchase of new lift trucks.

o	Flux is also working with a national supplier to the food and beverage industry on a bid for up to 100 LiFT Packs for delivery over next 12 months, also with new lift truck purchases

o	Several other national accounts are nearing the end of their pilots and technical review and are expected to proceed to initial orders over the next several months.

o
Over the past year Flux has built a U.S. distribution network comprised of 18 battery distributors and over 400 lift truck equipment dealers and lift truck OEM outlets. The network provides substantial sales and marketing support enabling Flux to reach a broad base of regional and national accounts. Several of these partners have already played important roles in supporting initial trials and sales.

•	Lift Truck OEM technical approvals expanded to three leading "Walkie" market OEMs:

o
Flux was able to secure its third OEM technical approval from a "top five" forklift manufacturer for Flux's LiFT Packs built for the Walkie category of Class III lift trucks. Flux has now secured technical approvals on large volume models from three of the largest Class III lift truck manufacturers that account for nearly 75% of all models within the Class III lift truck market.

o
In response to interest from the food production industry, Flux also developed and launched its S5 water resistant LiFT Pack to simplify regular power washing of lift trucks to satisfy required sanitary guidelines.

CEO Commentary

CEO, Ron Dutt, commented, "Fiscal 2014 has been a truly transformational year for Flux as we successfully pivoted our product strategy and developed and launched new products for the lift equipment industry. Interest and the pace of customer trials and adoption of industrial battery product lines have exceeded our expectations. Our efforts since January 1, 2014 have largely been on shipping purchased and demonstration packs to national accounts nationwide. So far in the first quarter we have begun to convert our sales and marketing activities into a growing base of formal bids with national accounts, supported by strong interest from battery distributors, lift truck dealers and manufacturers.

"As of today, battery distributors in 18 States are testing, purchasing and offering our LiFT Pack line to their customers, increasing visibility for solid sales growth as we progress through fiscal 2015. We have been working to put in place additional capital to better support the inventory, customer support and sales and marketing functions that go along with rising demand. We completed a private placement during fiscal 2014 and converted $2.9 million of debt into equity. To fund operations and support the growth of the business, Flux is in the final stages of securing a line of credit from an unaffiliated Flux shareholder who has already provided $50,000 in capital. We have also closed on an initial tranche of equity investment of approximately $150,000.

"Our strategy is to focus on solid execution in the Class III lift truck space over the next several quarters and down the road, we plan to extend our product line into larger industrial equipment. We also continue to build our product lines in portable power for use in remote locations as well as select specialty opportunities. Because we are still in the early stages of market development, we do expect our revenue and operating performance to fluctuate over the next several quarters based on the size and timing of initial orders. We continue to navigate the internal testing, piloting and procurement procedures of distributors and end-user customers but are encouraged by customer responses to using the product and the procurement activity momentum building in our first quarter that ends tomorrow.

"We are now beginning to secure bids and purchase orders beyond the 'try and see' orders of 1-2 packs. Revenue from such contracts, when signed, will be spread across the periods in which the products are shipped. Accordingly, we do expect Q1'15 reported revenue to be meaningfully below the level in Q4'14, however the visibility for Q2'15 revenues and beyond continues to improve."

Growing Market Awareness, Interest and Acceptance in Lift Pack Solution

In January 2014, Flux began introducing its LiFT Pack lithium-ion battery solution for Class III "walkie" lift trucks (or commonly called "pallet jacks") to major customer prospects, battery distributors, lift truck dealers and forklift OEMs. Walkies are small-scale, lower capacity forklifts, used on delivery trucks, at retail locations and warehouses for material handling, where the operator walks alongside the lift. There are more walkie lift trucks deployed across the U.S. than any other type of lift equipment. Flux LiFT Packs are now available for most of the leading lift truck brands.

Flux's sales & marketing efforts have generated initial sales in Q4 '14 and Q1 '15 and significantly increased the number of prospective customers and partners that have or are currently evaluating the LiFT Pack product line. Flux LiFT Packs are currently under evaluation at 16 different customer/distributor locations, with a focus on material handling-intensive businesses including retail and grocery chains, food service and beverage companies, and distribution companies.

Technical Approvals and Development

Flux recently secured its third major technical approval from a lift truck OEM, signaling to the market that Flux LiFT packs meet safety and technical performance requirements. The approval was granted following an extensive testing process and represents a critical milestone in helping prospective customers gain comfort in deploying this progressive, cost effective and reliable solution for the materials handling market.

In response to specific customer demands within the food and food processing industries, Flux developed the S5 series of water resistant LiFT Packs designed to withstand regular power washing. S5 LiFT Packs are currently on trial with a national food products company that has been pleased with the product's performance.

Q4 and Full Year Results

Flux's Q4'14 revenue rose 179% to $201,000 vs. Q4 '13 revenues of $72,000 and improved sequentially over Q3 '14 revenues of $94,000. Q4'14 included initial shipments of Flux LiFT Pack products as well as over $60,000 in revenue from the shipment of Flux's 48V battery array for an underground mining robot.

Q4'14 operating expenses declined to $1,063,000 vs. $1,261,000 last year and vs. $1,069,000 in Q3'14, reflecting a partial migration from product development to product launch and continued cost management efforts offsetting expanded sales and marketing initiatives.

Flux reported a Q4'14 net loss of $894,000, or $0.01 per basic share, compared to Q4 '13 net income of $582,000, or $0.01 per diluted share. Q4'13 included a non-cash benefit from the change in the fair value of warrant derivative liability that was $1.7 million higher than the benefit in Q4 '14. Adjusting for such benefits, Flux's net loss would have improved by $194,000 in Q4'14 vs. the prior year period.

Fiscal 2014 revenues were $358,000 vs. $772,000 in FY 2013, which period included the non-cash recognition of $480,000 in deferred revenue. Full year 2014 results principally reflect initial traction from the launch of new products in the second half of the year. Gross margins rose to a slight gain from a slight loss in the prior year, but continue to reflect low initial sales volumes, piloting and promotional activity and inventory adjustments. Gross margins adjusted for obsolete inventory and related write-downs, increased to 17% in FY 2014 from 10% in FY 2013. Full year 2014 operating expense decreased 30% to $3.9 million from $5.3 million reflecting company-wide staff and cost reductions and a refocus of efforts on the development and launch of the LiFT Pack product line.

Flux's FY 2014 net loss was $4,299,000, or $0.06 per basic share, compared to FY 2013 net income of $351,000, or $0.01 per diluted share. The net income (loss) comparisons were impacted by a $6.0 million decrease in the non-cash benefit from the change in the fair value of warrant liability in FY 2014 vs. 2013. Excluding that item, Flux's 2014 net loss would have declined vs. the prior year by over $1 million.

Flux Power expects to file its Form 10-K with the SEC this week, and it will be available here: Flux Power SEC Filings

About Flux Power Holdings, Inc. (www.fluxpwr.com)

Flux Power develops and markets advanced lithium-ion energy storage systems ('batteries') based on its proprietary battery management system (BMS) and in-house engineering and product design. Flux storage solutions deliver improved performance, extended cycle life and greater return on investment than legacy solutions. Flux sells direct and through a growing base of distribution relationships. Products include advanced battery packs for motive power in the lift equipment, tug and tow and robotics market, portable power for military and entertainment applications and stationary power for grid storage.

Flux Blog: Flux Power Currents
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Twitter Company: @FLUXpwr Investor Relations: @FluxPowerIR
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This release contains certain "forward-looking statements" relating to Flux's business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, distribution partnerships and business opportunities and the uncertainties of customer acceptance of new products. Actual results could differ from those projected in due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update these statements or the reasons why actual results could differ from those projected. Although we believe that beliefs, plans, expectations and intentions in this press release are reasonable, there can be no assurance that they will prove to be accurate. Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc.

CONTACT INFORMATION

Investor Relations:
Catalyst Global LLC
Chris Eddy
212-924-9800
flux@catalyst-ir.com